(LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP)


                                                                 Exhibit F-2(a)








                                               March 3, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

                  Re:  GPU, Inc.
                       Application on Form U-1
                       SEC File No. 70-8877
                       --------------------

Ladies and Gentlemen:


                  We refer to our opinion, dated October 7, 1996, filed as Exhibit F-2 to Amendment No. 1, dated the same date, to the Application on Form U-1, dated June 24, 1996, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by GPU, Inc., a Pennsylvania corporation ("GPU"), with the Securities and Exchange Commission (the "Commission") and docketed by the Commission in SEC File No. 70-8877. (The Application, as so amended, is hereinafter referred to as the "Application").

                  The Application contemplated, among other things, the issuance and sale by GPU of up to 7,000,000 additional shares of its common stock, par value $2.50 per share (the "Additional Common Stock"), either through (i) one or more negotiated transactions with one or more underwriters, (ii) one or more selling or placement agents who regularly engage in the sale or placement of such securities pursuant to a selling agency or distribution agreement, (iii) direct placement transactions or sales to institutional or other purchasers through privately negotiated transactions, or (iv) any combination of the foregoing. In addition, it was also contemplated that GPU might sell Additional Common Stock to a selling agent, as principal, for resale to the public either directly or through dealers. It was anticipated that such sales would be made from time to time (x) in one or more market transactions on the floor of the New York Stock Exchange or any regional exchange on which GPU's common stock may be admitted to trading privileges, in block transactions on such exchanges, in fixed price offerings off the floor of such exchanges or other such special type


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offerings or  distributions  made in accordance with the rules of such exchanges and/or (y) in private placement transactions.

                  We have been Pennsylvania counsel to GPU and certain of its subsidiaries for many years. In addition to the examination recited in the aforesaid opinion, we have examined a signed copy of the Commission's Order, dated October 10, 1996, forthwith permitting the Application, as then amended, to become effective. We examined the various instruments, documents, agreements and certificates executed and delivered at the closing for the transactions contemplated by the Application. We have also examined a copy of GPU's Certificate Pursuant to Rule 24 of Completion of Transactions, dated this date, under the Act, with which Certificate this opinion is being filed, certifying to the completion of the transactions proposed in the Application.

                  Based upon the foregoing, we are of the opinion that, insofar as matters of Pennsylvania law are concerned:

         (a) all Pennsylvania laws applicable to the proposed transactions have been complied with;

         (b) the Additional Common Stock has been validly issued, is fully paid and non-assessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in GPU's Articles of Incorporation; and

         (c) the issuance and sale of the Additional Common Stock did not violate the legal rights of the holders of any securities issued by GPU, Pennsylvania Electric Company or its subsidiaries Ninevah Water Company, Penelec Preferred Capital, Inc. and Penelec Capital, L.P.

                  We hereby consent to the filing of this opinion as an exhibit to the aforesaid Rule 24 Certificate and in any proceedings before the Commission that may be held in connection therewith.

                                         Very truly yours,




                                         Ballard Spahr Andrews & Ingersoll, LLP